BoxScore Brands, Inc. 8-K

Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 12:13 p.m. 02/26/2018 Filed 12:13 p.m. 02/26/2018 SR 20181353018 - File Number 4324016

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

U-VEND INC.

(a Delaware corporation)

The undersigned, David E. Graber, hereby certifies that:

1.

He is the President and Chief Executive Officer of U-Vend Inc. (the “Corporation”), a Delaware corporation, and is duly authorized by the resolutions adopted and approved by unanimous written consent of the Board of Directors of the Corporation to execute this instrument.

2.

This Certificate of Amendment of the Certificate of Incorporation of the Corporation was duly approved by the Corporation’s Board of Directors by unanimous written consent on November 16, 2017, and duly adopted by stockholders of the Corporation holding a majority of the outstanding shares of common stock of the Corporation by written consent on November 20, 2017, in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3.

Article 1 – NAME of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“Article 1 – NAME. The name of this Corporation is BoxScore Brands, Inc.”

4.

This Amendment to the Certificate of Incorporation of the Corporation has been duly executed in accordance with Section 103 of the General Corporation Law of the State of Delaware.

5.

This Amendment to the Certificate of Incorporation of the Corporation shall be effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed this 26th day of December 2017.

U-VEND INC.

By:	/s/ David E. Graber
Name:	David E. Graber
Title:	President and Chief Executive Officer